EXHIBIT 4.2


                           RIGHTS AGREEMENT AMENDMENT

     Rights Agreement Amendment, dated as of October 24, 2000 (this "Amendment"), to the Rights Agreement dated as of May 22, 1995, as amended on July 15, 1997, on July 16, 1999 and on September 12, 2000 (the "Rights Agreement"), between Iwerks Entertainment, Inc., a Delaware corporation (the "Company") and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent").

     The Company and the Rights Agent have heretofore executed and delivered the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

     In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

     1. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

     ""Acquiring Person" shall mean (i) any Person (as hereinafter defined) who is an Adverse Person (as hereinafter defined), or (ii) any Person who or which, together with all Affiliates (as hereinafter defined) and Associates (as hereinafter defined) of such Person, shall, subsequent to the Declaration Date, become the Beneficial Owners (as hereinafter defined) of 15% of more of the shares of Common Stock then outstanding, but shall not include (x) an Exempt Person (as hereinafter defined) or (y) any Person who becomes a Beneficial Owner solely because (1) of a change in the aggregate number of shares of Common Stock outstanding since the last date on which such Person acquired Beneficial Ownership of any shares of Common Stock, or (2) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (A) cause such Beneficial Ownership to exceed 15% of the shares of Common Stock then outstanding (or, in the case of S Kumars (Investments) Limited, UK, the percentage S Kumars (Investments) Limited, UK may hold without ceasing to be an Exempt Person) and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date, or (B) otherwise cause a Distribution Date or the adjustment provided for in Section 11 to occur. Notwithstanding clause (y) of the prior sentence, if any Person that is not an Acquiring Person because of the operation of such clause (y) does not reduce its Beneficial Ownership of shares of Common Stock to 15% or less (or, in the case of S Kumars (Investments) Limited, UK, the percentage S Kumars (Investments) Limited, UK may hold without ceasing to be an Exempt Person) by the close of business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common stock so exceeds 15% (or, in the case of S Kumars (Investments) Limited, UK, the percentage S Kumars (Investments) Limited, UK may hold without ceasing to be an Exempt Person), such Person shall, at the end of such five Business Day period, become an Acquiring Person (and clause (y) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 24. Notwithstanding anything in


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this Rights Agreement, no party to the Securities Purchase Agreements (as defined below) nor any officer, director, stockholder or partner of any party to the Securities Purchase Agreements or their respective Affiliates or Associates, or any other Person, shall become an "Acquiring Person" as the result of entering into, performing the terms of, or consummating the transactions contemplated by (x) the Securities Purchase Agreement, dated on or about September 12, 2000, as the same may be amended from time to time (the "Securities Purchase Agreement"), among the Company and Landmarc Leisure Corporation Limited, an S. Kumars group company, incorporated under the Companies Act, and/or S. Kumars International Inc., an S. Kumars group company, incorporated under the Companies Act No. 57 of 1984 as amended by the Mauritines Offshore Business Activities Act No. 18 of 1992, or (y) any other agreement entered into in connection with the Securities Purchase Agreements (collectively, the "Ancillary Agreements")."

     2. The definition of "Exempt Person" in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

     "Exempt Person" shall include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any of its Subsidiaries, or any entity holding shares of Common Stock which was organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan, and (v) S Kumars (Investments) Limited, UK; provided, that if after the date hereof the aggregate Beneficial Ownership of Common Stock of S Kumars (Investments) Limited, UK increases (other than as contemplated by the Securities Purchase Agreement), then S Kumars (Investments) Limited, UK shall no longer be deemed to be an Exempt Person. Notwithstanding any other provision hereof, a reduction in the aggregate number of shares of Common Stock outstanding subsequent to the later of the Record Date and the last date on which S Kumars (Investments) Limited, UK acquired Beneficial Ownership of any shares of Common Stock shall be deemed to cause an increase in the Beneficial Ownership of Common Stock of S Kumars (Investments) Limited, UK or to cause S Kumars (Investments) Limited, UK to cease to be an Exempt Person or to become an Acquiring Person.

     3. Section 3(a) of the Rights Agreement is amended by adding a new sentence as the final sentence thereto, which shall read in its entirety as follows:

     "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Securities Purchase Agreement or the Ancillary Agreements, or (ii) the consummation of the transactions contemplated by the Securities Purchase Agreement or the Ancillary Agreements; or (iii) prior to the consummation of the transactions contemplated by the Securities Purchase Agreement, the acquisition by S Kumars (Investments) Limited, UK of Beneficial Ownership of Common Stock in an amount less than or equal to 25% of the then outstanding Common Stock."

     4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     6. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations,


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covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                        IWERKS ENTERTAINMENT, INC.


                                        By:      /S/ JEFF DAHL
                                               -------------------------
                                        Title:   Chief Financial Officer


                                        U.S. STOCK TRANSFER CORPORATION


                                        By:      /S/ RICHARD C. BROWN
                                               -------------------------
                                        Title:   Vice President


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